Exhibit 10.3

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of March 15, 2024, (the “Effective Date”) is made and entered into by and among Binah Capital Group, Inc., a Delaware corporation and the successor to Kingswood Acquisition Corp., a Delaware corporation (the “Company”), each of the members of Wentworth Management Services LLC, a Delaware limited liability company (“Wentworth”) set forth on the signature page to this Agreement, holders of SPAC Private Placement Warrants, each holder of Continuing Company Units set forth on the signature page to this Agreement, each holder of Series A Preferred Stock and the undersigned parties listed under Holders on the signature page hereto and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 1.2 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”. Each of Company and Holder, a “Party” and collectively as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Company entered into a Merger Agreement with Wentworth Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Company, Kingswood Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Company, dated as of July 7, 2022 (as amended or modified from time to time in accordance with the terms of such agreement, the “Merger Agreement”, and the transactions contemplated thereby, the “Transactions”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement and the consummation of the Transactions, Company, Wentworth, and Holders will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, in each case, the Parties shall agree to certain rights and restrictions with respect to shares held in Company, including shares in Company received as consideration pursuant to the Merger Agreement.

WHEREAS, as a result of the consummation of the Transactions, among other things, the Holder has received Lock-Up Securities (as defined below).

WHEREAS, the Parties desire to set forth their agreement with respect to certain matters, in each case, in accordance with the terms and conditions of this Agreement with respect to the Lock-Up Securities received by Holder under the Merger Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
Lock Up

Section 1.1      Lock-Up.

(a)      Holder shall not Transfer, or make a public announcement of any intention to effect a Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by the Holder during the Lock-Up Period. Such prohibition shall not apply to Transfers permitted pursuant to Section 1.2.

(b)      During the Lock-Up Period, any purported Transfer of Lock-Up Securities other than in accordance with this Agreement shall be null and void, and Company shall refuse to recognize any such Transfer for any purpose.

(c)      The Holder acknowledges and agrees that, notwithstanding anything to the contrary herein, the Company Capital Stock and the Equity Interests in the Company, as the case may be, Beneficially Owned by the Holder, shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

(d)      During the Lock-Up Period, each certificate or book-entry position evidencing any Lock-Up Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MARCH 7, 2024, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e)      For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of Company with respect to the Lock-Up Securities during the Lock-Up Period, including the right to vote any Lock-Up Securities that are entitled to vote. Company agrees to (i) instruct its transfer agent to remove the legend in clause (d) immediately above upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

Section 1.2      Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, the Holder may Transfer, without the consent of Company, any of its Lock-Up Securities to (i) any of its Permitted Transferees, upon written notice to Company or (ii) (a) in the case of an individual, a charitable organization, upon written notice to Company; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; (d) in the case of an entity, to such entity’s officers or directors or controlling shareholders or to any affiliate or family member of such entity or its officers or directors or controlling shareholders, or (e) pursuant to any liquidation, merger, stock exchange, tender offer or other similar transaction which results in all of Company’s stockholders having the right to exchange or tender their shares of Company Capital Stock for cash, securities or other property subsequent to the Effective Date. In connection with any Transfer of such Lock-Up Securities pursuant to clause (ii) of the immediately preceeding sentence, (x) the restrictions and obligations contained in Section 1.1 and this Section 1.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities, and (y) the Transferee of such Lock-Up Securities shall have no rights under this Agreement, unless such Transferee is a Permitted Transferee. Any Transferee of Lock-Up Securities who is a Permitted Transferee of the Transferor pursuant to this Section 1.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement.

2

Section 1.3      Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Beneficial Owner” with respect to any Equity Interests, means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such Equity Interests, or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such Equity Interests. The terms “Beneficially Own” and “Beneficial Ownership” have a correlative meaning.

“Certificate of Designation” means Certificate of Designation of Series A Convertible Preferred Stock of Binah Capital Group, Inc.

“Continuing Company Units” has the meaning set forth to such term in the Merger Agreement.

“Equity Interests” shall mean (a) any outstanding share of Common Stock of the Company held by a Holder or its Permitted Transferee immediately following the Closing (including shares of Common Stock issued or issuable upon vesting or upon the exercise of any other equity security that is outstanding immediately following the Closing), (b) any outstanding share of Series A Preferred Stock or any outstanding share of Common Stock of the Company issued or issuable upon conversion of any share of Series A Preferred Stock that is outstanding immediately following the Closing, and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a), (b) or (c) by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Family Member” with respect to any Person means a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“Lock-Up Period” means the period commencing on the Effective Date and ending on the earlier of (i) date that is twelve (12) months following the Effective Date and (ii) the occurrence of a default determined in accordance with subsection (b) of Section 6 of the Certificate of Designation.

“Lock-Up Securities” means all Equity Interests of Company.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person (including any Person controlling or under common control with such Member and any Affiliated investment fund or vehicle, as well as any fund or entity managed or advised by the Holder or one of its Affiliates), but excluding any Affiliate under this clause (b) who primarily and directly operates or engages in a business which competes with the business of the Company or of Wentworth, or (c) the equityholders of such Person; provided that any Transfer is an in-kind distribution or dividend to equityholders of any such Person for no consideration. No Affiliated investment fund or vehicle of any Person (excluding portfolio companies) shall be deemed to operate or engage in any such competing business, including as a result of ownership of securities (including a controlling interest) of any portfolio company that primarily and directly engages in or competes with the business of Company or of Wentworth so long as such securities are not a majority of the value of all securities held by such Affiliated investment fund or vehicle of such Person,

3

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“SPAC Private Placement Warrants” has the meaning set forth to such term in the Merger Agreement.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, encumbrance, or hypothecation or other disposition by or on behalf of the Transferor (whether by operation of law or otherwise and whether through non-U.S. broker dealers or foreign regulated brokers or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly through any other person, transfers, sells, pledges, hedges, “short sells,” encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, or (b) entry into any swap, forward sale contracts, options or other arrangement (including on a total return basis) that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. Notwithstanding anything to the contrary contained herein, no Transfer of any direct or indirect interest in: (i) any funds or managed accounts managed by such Holder or one of its Affiliates, or (ii) the general partners, investment managers or advisors of any of the entities included in clause (i) hereof, shall constitute a “Transfer” for purposes of this Agreement.

ARTICLE II
Miscellaneous

ARTICLE II

Section 2.1      Amendment and Waiver. No amendment of any provision hereof shall be valid unless in writing and signed by Company; provided that any such amendment that would be materially adverse in any respect to the Holder shall require the prior written consent of the Holder. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

4

Section 2.2      Notices. All notices, demands, requests, instructions, claims, consents waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 2.2, notices, demands and other communications shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

if to Company, to:

Binah Capital Group, Inc.
17 Battery Place, Room 625
New York, NY 10004
Attention: Michael Nessim
Email: mnessim@kingswoodus.com

With a required copy to (which shall not constitute notice):

Shearman & Sterling, LLP
401 9th Street, NW, Suite 800
Washington, DC 20004-2128
Attention: Christopher M. Zochowski; Bradley Noojin
Email: chris.zochowski@shearman.com and brad.noojin@shearman.com if to the Holder, to the name, address and email set forth on the Holder’s signature page hereto.

Section 2.3      Assignment; No Third Party Beneficiaries.

(a)         This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assinged or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted unde this Section 2.3(a) shall be null and void.

(b)         Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, permitted assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

5

Section 2.4      Termination. The Holder’s obligations under this Agreement shall terminate concurrently with the termination of the Lock-Up Period.

Section 2.5      Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other governmental authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other governmental authority, the Parties will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 2.6      Entire Agreement. This Agreement, together with Exhibit A to this Agreement, the Marger Agreement, and all other Ancillary Agreements, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way (including term sheets and letters of intent). The Parties have voluntarily agreed to define their rights and liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owned any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 2.7      Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 2.8      Governing Law; Waiver of Jury Trial; Jurisdiction. Each of the Parties (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Error! Reference source not found.2. Nothing in this Error! Reference source not found.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law. To the extent permitted by applicable law, each Party hereby irrevocably and unconditionally waives all rights to trial by jury in any action OR proceeding contemplated hereby.

6

Section 2.9      Specific Performance. Each Party acknowledges the rights of each Party under this Agreement are unique and recognize and affirm that if any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement to the extent expressly contemplated herein in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 2.9 shall not be required to provide any bond or other security in connection with any such injunction.

Section 2.10      Subsequent Acquisition of Shares. Any Equity Interests of Company or of Wentworth acquired subsequent to the Effective Date and prior to the expiration of the Lock-Up Period by the Holder shall not be subject to the terms and conditions of this Agreement and such shares shall not be considered to be “Lock-Up Securities” as such term is used in this Agreement.

Section 2.11      MFN. In the event that any of the Sponsor Holders (as defined in the Registration Rights Agreement) or any of the Wentworth Holders (as defined in the Registration Rights Agreement) are subject to this Agreement or a substantially similar agreement entered into by such holder is permitted by the Company to sell or otherwise transfer or dispose of Equity Interests for value other than as permitted by this Letter Agreement or a substantially similar agreement entered into by such holder (a “Triggering Release” and the holder that is the subject of such Triggering Release, the “Triggering Release Party”), (a) the Company shall notify the Holder of Series A Preferred Stock within 24 hours of providing the Triggering Release and (b) the same pro rata percentage of the Equity Interests held by the Holder of Series A Preferred Stock (including, for clarity, shares of Common Stock issuable upon exercise of any Series A Preferred Stock, options, warrants or other securities held as of the Effective Date) shall be deemed immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

7

IN WITNESS WHEREOF, Company and Holder have duly executed this Agreement as of the Effective Date.

COMPANY:

BINAH CAPITAL GROUP, INC.

By:	/s/ Michael Nessim
Name: Michael Nessim
Title: Chief Executive Officer

Wentworth:

Wentworth management services llc

By:	/s/ Craig Gould
Name: Craig Gould
Title: President

[Signature Page to Lock-Up Agreement]

HOLDERS:

HSQ Investment Limited

By:	/s/ Lindsey McMurray
Title: Authorized Signatory

/s/ Craig Gould
Name: Craig Gould

MHC Securities, LLC

By:	/s/ Alexander C. Markowitz
Title: Managing Member

/s/ Larry Roth
Name: Larry Roth

/s/ Lisa Roth
Name: Lisa Roth

/s/ Caroline O'Connell
Name: Caroline O'Connell

/s/ Gary Wilder
Name: Gary Wilder

/s/ Jonathan Massing
Name: Jonathan Massing

UMB Bank

By:	/s/ Madelyn Wallace
Title: Vice President

/s/ David Hudd
Name: David Hudd

KPI (Nominees) Limited

By:	/s/ Gary Wilder
Title: Authorized Signatory

Seaponack LLC

By:	/s/ Michael Nessim
Title: CEO

Pollen Street Limited

By:	/s/ Lindsey McMurrey
Title: Managing Partner

[Signature Page to Lock-Up Agreement]

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Lock-Up Agreement (each as defined below), made as of , is between (“Transferor”) and (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Lock-Up Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Lock-Up Agreement, dated as of March 7, 2024 between Binah Capital Group, Inc. and (the “Lock Up-Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Lock-Up Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock-Up Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Lock-Up Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Lock-Up Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Lock-Up Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock-Up Agreement.

Section 1.4 Notice. Any notice, demand, or other communication under the Lock-Up Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 2.2 of the Lock-Up Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email, or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

Email: